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                                                                    EXHIBIT 23.4



                        CONSENT OF JOHN E. VICKERS, III


                                     [LOGO]


June 21, 1996


American Dental Technologies, Inc.
Mr. Raymond F. Winter
28411 Northwestern Highway
Suite 1100
Southfield, Michigan 48034

Dear Mr. Winter:

     I hereby consent to the use of my tax opinion under the headings "Summary
- -- Certain Federal Income Tax Consequences" and "The Merger and Related Matters
- -- Certain Federal Income Tax Consequences" in the registration statement of American Dental Technologies, Inc. filed on Form S-4. By giving such consent,
I do not concede that I am an expert within the meaning of the Act or the rules or regulations thereunder or that this consent is required by Section 7 of the Act.

                                            Yours truly,



                                            /s/ John E. Vickers III